Exhibit 10.21
MANUFACTURING AND SUPPLY AGREEMENT
     THIS MANUFACTURING AND SUPPLY AGREEMENT (the “Agreement”) shall be effective on the 1st day of July, 2008 (the “Effective Date”) by and between:

LifeVantage Corporation	and	CornerStone Research & Development, Inc.
6400 South Fiddler’s Green Circle		218 South 200 West, P.O. Box 617
Suite 1970		Farmington, Utah 84025
Greenwood Village, CO 80111		(“Manufacturer”)
(Customer)
Customer and Manufacturer are sometimes hereinafter referred to as “Party” or “Parties.”
RECITALS:
A.	Customer is in the business of marketing nutritional products;

B.	Manufacturer is in the business of manufacturing, packaging, and supplying nutritional products.

C.	Customer and Manufacturer mutually desire that Manufacturer will manufacture, package, and supply defined products listed on Schedule 1 and that Customer will purchase defined Products (as hereinafter listed as defined products in Section 1) in accordance with the terms and conditions of this Agreement.
AGREEMENT
NOW, THEREFORE, for and in consideration of the promises and agreements that follow, the Parties agree as follows:
1	DEFINED TERMS. As used in this Agreement:
1.1	Affiliate shall mean any Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, another Person.

1.2	Control shall mean the right to exercise, directly or indirectly, the power to direct or materially influence the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

1.3	Confidential Information shall include any formulae, revisions of formulae, know-how, processes and methods, business plans, financial data, product development plans,

marketing plans and strategies, distributor lists, supplier lists, customer lists, vendor lists, manufacturing methodologies, research data, and similar information of either Customer or Manufacturer that are valuable, special, unique and proprietary assets of either Customer or Manufacturer.

1.4	Dollars or $ shall mean the legal tender of the United States of America.

1.5	Person shall mean an individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, or other entity.

1.6	Product(s) shall mean those Products specified on Schedule 1, as said schedule may be amended from time to time as provided herein.

1.7	Specifications shall mean the specifications set forth in Manufacturer’s “Master Formula” form for each Product, as agreed upon in writing by both Parties and as amended from time to time.

1.8	Third Party shall mean any Person who is not a Party to this Agreement.

1.9	Trademarks shall mean those trademarks and the trade names, distinctive package and label designs, electronic and printed promotional and advertising materials, and all other communications belonging to Customer used in connection with its business.
2	TRADEMARKS.
2.1	Manufacturer will use (and has the limited right to use) the Trademarks of Customer in conjunction with packaging and labeling. The Products will be packaged under Customer’s label and Trademarks.

2.2	This Agreement shall not be construed to give Manufacturer any vested right, title, or interest in any of the Trademarks or copyrighted material of Customer except to the extent and in the manner, time, and places Manufacturer is authorized and permitted under this Agreement to use the Trademarks.
3	TERM. Subject to other provisions of this Agreement, the term of this Agreement is two (2) years, commencing on the Effective Date. Thereafter, the term shall continue year by year until and unless either Party gives written notice of termination to the other Party at least 120 days prior to the end of the then current term.

4	PURCHASE.
4.1	Customer shall order and purchase the Products (see schedule 1) on an exclusive basis from Manufacturer. Customer shall provide purchase orders to Manufacturer for the purchase of Products. Schedule 1 lists me Products, price and the minimum order quantities which must be ordered on purchase orders. A purchase order will not be considered a valid order until Manufacturer receives a hard copy or facsimile- transmitted copy and until Manufacturer accepts the purchase order in writing. The terms and conditions of this Agreement shall supersede any inconsistent terms contained in any purchase order, order acknowledgement, packing slip, or invoice.

4.2	Except for price modifications under Section 4.2.1 below, pricing for the Products, shown on Schedule 1, shall remain firm for the initial 12 months of this Agreement:

4.2.1	Manufacturer may increase or decrease prices at any time during the term of this Agreement to compensate Manufacturer for increases in the cost of raw materials or components. However, except in the case of price increases resulting from an extraordinary increase in raw materials or components, price changes under this Section 4.2.1 shall not exceed plus or minus 5% of the then current pricing. If Manufacturer experiences what it considers to be an extraordinary increase in raw materials, then Manufacturer shall give written notice that Manufacturer believes that a price increase in excess of the 5% limitation is justified, whereupon the parties will negotiate pricing modifications, in good faith.
4.3	Payment terms will be net 30 days. All past-due invoice balances shall bear interest at the rate of 1.5% per month until paid in full. If at any time Customer is in default with respect to any of its obligations under this Agreement, or Customer is insolvent or the subject of an insolvency or bankruptcy proceeding, then in addition to its other rights and remedies hereunder for breach Manufacturer may suspend all production and shipment.

4.4	The Products will be manufactured, tested, and delivered, in accordance with agreed upon Specifications. Any changes to Specifications must be agreed to in writing by both Parties.

4.5	Subject to pre-existing contractual obligations, Manufacturer’s compliance with this Agreement and Manufacturer’s capacity, during the term of this Agreement, Customer covenants and agrees to purchase from Cornerstone a minimum of 100% of Customer’s requirements of the type of Products and reformulations of or improvements to those Products described in Schedule 1.
5	NEW PRODUCTS
5.1	During the term of this Agreement, Manufacturer and Customer may work together to develop new products and new technology, or to make improvements to existing Products. In addition, Customer may desire from time to time to terminate a supply relationship with another manufacturer for an existing product of Customer. Such new or other products may be added to this Agreement and to Schedule 1 upon the mutual written agreement of the Parties regarding issues such as pricing, manufacturing, packaging, reimbursement to Manufacturer for costs of research and development, etc.

5.2	When a product is added to Schedule 1, its manufacture and sale by Manufacturer to Customer shall be subject to all of the terms and conditions of this Agreement for the remaining term of this Agreement, except as otherwise specified in writing by the Parties
6	RESEARCH AND DEVELOPMENT

Unless otherwise contractually prohibited, if at any time during the term of this Agreement Customer desires to offer for sale new or additional dietary supplements or natural healing products in tablet, capsule, effervescent ‘fizzy’ or dry-powder stick-pack dosage form, or if Customer desires to discontinue a supply relationship with another manufacturer for an existing product of Customer, Customer hereby grants to Cornerstone a first right of negotiation with respect to such product as follows:

6.1	Customer shall give Cornerstone a written product specification and formulation sheet as notice of the product which Customer is interested in marketing or with respect to which product Customer desires to discontinue a supply relationship with another manufacturer (the “First Notice”). The First Notice shall describe the product in reasonable detail and shall include detailed information about any previous relationship with another manufacturer for said product, including product formulation, product specifications, etc.

6.2	Within 30 days after receiving the First Notice, Cornerstone must give written notice of Cornerstone’s desire to supply said product to Customer (the “Second Notice”). If Cornerstone fails to give the Second Notice within said 30-day period, its first right of negotiation hereunder shall expire. If Cornerstone timely gives the Second Notice, then the parties shall enter into good faith negotiations for the manufacturing and pricing of said product with the intent that it be added to the list of Products in Exhibit A to this Agreement. For a period of 45 days after the date of the Second Notice, Customer shall refrain from contacting or negotiating with any other potential manufacturer for the product which is the subject of the Second Notice. If the parties are unable to reach a mutual agreement on manufacturing and pricing terms for said product within said 45-day period, then Cornerstone’s right to negotiate to supply said product hereunder to Customer shall expire.

6.3	When a product is added to Exhibit A, its manufacture and sale by Cornerstone to Customer shall be subject to all of the terms and conditions of this Agreement for the remaining term of this Agreement, except as otherwise specified in writing by the parties.
7	MANUFACTURING, PACKAGING, LABELING, AND SHIPPING.

Manufacturer shall manufacture, package, label, and ship the Products in compliance with the Specifications, applicable provisions of the Federal Food, Drug, and Cosmetic Act and applicable regulations found in Title 21 of the Code of Federal Regulations, and any other applicable industry, state or federal regulations.
7.1	Manufacturing. In consideration of Customer’s willingness to enter into this Agreement, Manufacturer agrees to purchase from Customer any raw ingredients and packaging materials that Customer may have already purchased and held in storage with another Manufacturer for each purchase order received. Customer agrees to provide such ingredients and materials to Manufacturer at the same price as Customer originally paid. Manufacturer will accept said raw ingredient and packaging materials at the cost Customer originally paid to the extent the costs do no exceed the current cost of like raw ingredients and packaging materials used in quoting the specified product(s). Customer further agrees to certify to Manufacturer that such raw ingredients and packaging materials shall meet all of Customers specifications for the manufacture of the Products and agrees to hold Manufacturer harmless for its use of such materials as long as the provisions of this Section 7 are otherwise complied with. To the extent that such ingredients and materials are insufficient for Customer’s requirements, Manufacturer shall furnish all raw ingredients and provide all labor, materials and equipment to manufacture the Products unless mutually agreed otherwise.

7.2	Packaging and Labeling: Manufacturer shall package and label the Products according to the Specifications. Packaging components (bottles, caps, etc.) shall be purchased by either Customer or Manufacturer, as shall be determined by the Parties on a Product-by-Product basis and agreed to by the Parties.

7.3	Shipping:
7.3.1	All product pricing is F.O.B. Farmington, Utah

7.3.2	A variation of plus or minus 5% from the purchase order quantity may be invoiced and will be accepted by Customer based upon the actual production run amount. Customer must give Manufacturer written notice within 60 days after shipment date of Product items not received as part of the shipment but for which Manufacturer invoices Customer. Failure to give such timely notice will preclude Customer from later seeking or claiming a credit, refund, or reimbursement for such Product items which Customer may allege were not received.

7.3.3	Product will be shipped approximately 6 to 8 weeks after Manufacturer’s written acceptance of a purchase order.
8	PRODUCT RETURNS. Customer shall have the right to return Product to Manufacturer if the Product does not conform to the Specifications or to Manufacturer’s warranties herein or if the Product was shipped in error. Products so rejected may be returned to Manufacturer at its expense. However, Products not rejected within 30 days after shipping date shall be deemed to have been accepted by Customer. Customer’s sole remedy for nonconforming Products shall be to receive replacement Product from Manufacturer.
9	REPRESENTATIONS, WARRANTIES, AND COVENANTS.
9.1	Manufacturer represents and warrants the following:
9.1.1	Prior to shipment, Products will be manufactured, and shipped in accordance with the Specifications, free from defect in materials and workmanship, and fit for human consumption.

9.1.2	All of the following will be done in accordance with applicable law and applicable Good Manufacturing Practices established for food products and/or dietary supplements: Warehousing of ingredients, components, and packaging materials for the Products; warehousing of finished goods; and processing, manufacturing, and packaging of Products.

9.1.3	Manufacturer’s entering into and performing this Agreement will not violate any contract to which it is a party or any court order to which it is subject.
     THERE IS NO WARRANTY OF MERCHANTABILITY, FITNESS FOR USE, OR OTHER WARRANTIES OF MANUFACTURER, EXPRESS OR IMPLIED, OR ANY AFFIRMATION OF FACT OR REPRESENTATION, WHICH EXTENDS BEYOND THE EXPRESS WARRANTIES HEREIN AND ON PRODUCT LABELING.
9.2	Customer represents and warrants the following:

9.2.1	It is the exclusive owner of the Trademarks and all goodwill associated therewith free and clear of all liens, encumbrances, security interests, and rights of any Third Party whatsoever.

9.2.2	Customer has the right to use the formulations furnished by Customer to Manufacturer for certain of the Products being purchased and sold under this Agreement, without infringing the intellectual property rights or trade secret rights of any person or entity.

9.2.3	Customer’s entering into and performing this Agreement will not violate any contract to which it is a party or any court order to which it is subject.
9.3	Manufacturer shall indemnify and hold harmless Customer and its Affiliates and their respective owners, agents, officers, and employees from and against any and all liability, loss, cost, expense (including reasonable attorneys fees), judgments, and damages which may arise from (i) any material breach of this Agreement by Manufacturer; and (ii) the negligence or intentional misconduct of Manufacturer or its agents or employees.

9.4	Customer shall indemnify and hold harmless Manufacturer and its Affiliates and their respective owners, agents, officers, and employees from and against any and all liability, loss, cost, expense (including reasonable attorneys fees), judgments, and damages which arise from (a) any representations or claims (other than as made by Manufacturer in this Agreement) made to Third Parties by Customer or its Affiliates or their respective agents or employees with respect to the Products, whether contained in Customer advertising, on the labels, or otherwise; (b) sales of Products sold after their guaranteed freshness date; (c) Customer’s not shipping, warehousing, and distributing finished Product as per the shipping and storage conditions which are specified after the Product has shipped from Manufacturer; (d) damaging or tampering with the Products by anyone other than Manufacturer, its employees, agents, contractors, licensees, or invitees; (e) any material breach of this Agreement by Customer; (f) the negligence of Customer or its agents or employees; and (g) any claim of infringement by the Products or the Trademarks of any intellectual property rights or trade secrets of a third party.
10	CONFIDENTIALITY.
10.1	Each Party shall consider all Confidential Information (as defined herein) furnished by the other Party to be confidential and shall not disclose any such information to any other person, or use such information itself for any purpose other than performing this Agreement, unless the Party using such information obtains written permission from the other Party to do so. However, the above restrictions shall not apply to information which:
10.1.1	was known to the receiving Party prior to disclosure by the disclosing Party;

10.1.2	was publicly known prior to disclosure, or later becomes so without breach of this section by the receiving Party;

10.1.3	becomes known to the receiving Party from a Third Party not under obligation of secrecy to the disclosing Party; or

10.1.4	is developed by the receiving Party without the use of Confidential Information received from the other Party.
10.2	Each Party agrees that its relationship with the other Party is confidential and that it will take all necessary steps to ensure that all employees or agents who require information regarding the relationship between the Parties are advised of and shall protect the confidentiality thereof and shall not disclose the relationship nor discuss the relationship with Third Parties, including Customer distributors, without the express written consent of the other Party.

10.3	Each Party hereby acknowledges that unauthorized disclosure or use of the Confidential Information will cause substantial and irreparable injury to the other Party, that money damages will not be adequately compensate for such injury, and that the Party harmed is entitled to, among other remedies, immediate injunctive and other equitable relief for any breach of this Section.
11	INSURANCE. Each Party will maintain (and provide proof to the other of the existence of) comprehensive commercial general liability and product liability insurance (including product recall coverage) of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate, with a reputable insurance company. Each Party will name the other as an additional insured on such liability insurance policy and will, if requested, provide to the other a certificate of insurance.

12	RELATIONSHIP BETWEEN THE PARTIES. Nothing in this Agreement shall be construed to create an agency relationship between Manufacturer and Customer. Manufacturer is an independent contractor. Accordingly, neither Party shall be liable for any debts, accounts, obligations, or other liabilities or torts of the other Party or its agents or employees, except as this Agreement may otherwise expressly provide.

13	DEFAULT. If either Party breaches any material provision of this Agreement and fails to cure such breach within the cure period specified herein after a written demand for performance by the other Party, the non-breaching Party shall have the right to pursue any and all remedies available at law or in equity, including without limitation the right to terminate this Agreement, the right to pursue specific performance, the right to pursue money damages, and the right to pursue remedies set forth elsewhere in this Agreement. The cure period for payment of invoices hereunder shall be 10 days. The cure period for all other breaches hereunder shall be 60 days.
     NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, OR INCIDENTAL DAMAGES.
14	GENERAL.
14.1	Incorporation. All schedules and exhibits attached hereto are incorporated herein by this reference.

14.2	Effect of Invalidity. The invalidity of any portion of this Agreement will not and shall not be deemed to affect the validity of any other provision. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be invalid, the Parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both Parties subsequent to the expungement of the invalid provision.

14.3	Force Majeure. Failure of either Party to perform any of the provisions of this Agreement by reason of any of the following shall not constitute an event of default or breach of this Agreement: strikes, picket lines, boycott efforts, fires, floods, accidents, war (whether or not declared), revolution, riots, insurrections, acts of God, acts of government (including without limitation any agency or department of the United States of America), acts of the public enemy, scarcity or rationing of gasoline or other fuel or vital products, inability to obtain materials or labor, or other causes which are reasonably beyond the control of the defaulting Party.

14.4	Notices. Unless otherwise stated herein, all notices and other communications from either Party to the other hereunder shall be in writing and shall be deemed given when delivered personally or when deposited in the U.S. mail, certified or registered, return receipt requested, postage paid and properly addressed to the Party to whom notice is being given at the Party’s address shown in the initial paragraph of this Agreement. Either Party may change the address for notices herein by giving notice to the other in accordance with this Section.

14.5	Entire Agreement. This Agreement (including Schedule 1 hereto) contains the entire agreement of the Parties. It supersedes any and all contracts, arrangements, commitments and offers, oral and written, heretofore made by the Parties with reference to the subject matter hereof. It may not be changed orally but only in writing signed by both Parties.

14.6	No waiver. Any failure by either Party hereto to exercise any of its rights hereunder shall not be construed as a waiver of such rights, nor shall any such failure preclude exercise of such rights, nor shall any such failure preclude exercise of such rights at any later time.

14.7	Taxes. Any and all taxes, excises, assessments, levies, imports, duties, costs, charges, and penalties which may be assessed, levied, demanded, or imposed by any governmental agency in connection with this Agreement shall be paid by the Party upon which they are imposed and shall be the sole obligation of such Party.

14.8	Governing Law. The validity of this Agreement and the interpretation and performance of all of its terms shall be governed by the substantive and procedural laws of the State of Utah.

14.9	Place of Suit. If Manufacturer brings legal action to enforce or interpret any provision of this Agreement, such action shall be filed only in courts of proper jurisdiction in the state where Customer’s principal executive offices are located. If Customer brings legal action to enforce or interpret any provision of this Agreement, such action shall be filed only in courts of proper jurisdiction in Salt Lake or Davis County, Utah. All parties submit themselves to the jurisdiction of courts specified herein and agree that service of process may be effected by registered mail (with return receipt requested) sent to the address specified in paragraph (a) above or by any other means appropriate under the laws of the state where the legal action is filed.

14.10	Assignment. Neither this Agreement, nor any right or interest herein may be assigned by either Party without the express written consent of the other Party. This restriction shall not apply in the event of the sale or merger of the business of either Party.

14.11	Headings. Section headings are for convenience only and are not to be construed as part of this Agreement.

14.12	Attorneys Fees. If any action or lawsuit is brought by either Party to enforce or interpret this Agreement, the prevailing party will be entitled to recover reasonable attorneys fees and costs of suit.

14.13	Authority. Each Person executing this Agreement represents and warrants that he or she has authority to execute and deliver this Agreement as a binding contract of the Party for whom he or she is signing.

14.14	Counterparts/Facsimile Signatures. For convenience of the Parties, this Agreement may be executed in one or more counterparts, all of which taken together shall constitute one Agreement. Signatures transmitted by facsimile shall constitute original signatures.
IN WITNESS WHEREOF, the Parties have executed this Agreement effective the day and year first above written.
Customer: LifeVantage Corporation

By:
Title:	Brad Amman
CFO
Manufacturer:
CORNERSTONE RESEARCH & DEVELOPMENT, INC.

By:
Its:	Mike Beardall CFO